EXHIBIT 99.1

NYSE: WMB
Date: Sept. 12, 2007
Williams Pipeline Partners L.P. Files Registration Statement for Proposed IPO
     TULSA, Okla. — Williams (NYSE: WMB) announced today that Williams Pipeline Partners L.P. has filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to a proposed underwritten initial public offering of common units representing limited partner interests.
     Williams Pipeline Partners was formed to own and operate natural gas transportation and storage assets. The initial asset of the new partnership will be a 25 percent interest in Williams’ Northwest Pipeline GP. Northwest Pipeline includes a 3,900-mile bi-directional interstate pipeline system that accesses natural gas supplies in the Rocky Mountains, Canada and the San Juan Basin and serves key markets in the Pacific Northwest; it also includes a working natural gas storage capacity of approximately 12.4 billion cubic feet. Williams will continue to own the remaining 75 percent interest in Northwest Pipeline and Williams employees will continue to operate it.
     Williams Pipeline Partners anticipates offering 13 million common units in the IPO, representing a 53.6 percent limited partner interest. Following this offering, a subsidiary of Williams will own the 2 percent general partner interest, all of the incentive distribution rights, and a 44.4 percent limited partner interest in Williams Pipeline Partners.
     Williams Pipeline Partners anticipates granting the underwriters a 30-day option to purchase up to 1.95 million additional common units. The Williams subsidiary’s limited partner interest would be reduced to 37.1 percent if the underwriters exercise their option to purchase additional common units in full.
     Sale of the common units is expected to commence in the fourth quarter of this year. The partnership intends to apply to list the common units on the New York Stock Exchange under the symbol “WMZ.”
     Lehman Brothers Inc. and Citigroup Global Markets Inc. will act as joint book-running managers of the offering. Williams Pipeline Partners’ proposed offering of common units will be made only by means of a prospectus. A copy of the preliminary prospectus relating to this offering may be obtained, when available, from the offices of: Lehman Brothers Inc., c/o Broadridge Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717; by e-mail at Qiana.Smith@Broadridge.com; or by fax at (631) 254-7140; or Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, N.Y. 11220.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.
     This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
     Williams Pipeline Partners’ principal executive offices are located at One Williams Center, Tulsa, Okla., 74172-0172 and its telephone number is (918) 573-2000.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a legacy wholesale power business that it has agreed to sell, with closing expected before the end of 2007. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds Williams (media relations) (918) 573-3332 Richard George Williams (investor relations) (918) 573-3679
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.